                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             FIRST HAWAIIAN, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------
     (5)  Total fee paid:

          --------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          --------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          --------------------------------------------------------------------
     (3)  Filing Party:

          --------------------------------------------------------------------
     (4)  Date Filed:

          --------------------------------------------------------------------

                          [First Hawaiian, Inc. Logo]



                                 P.O. Box 3200
                             Honolulu, Hawaii 96847

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF FIRST HAWAIIAN, INC.

     The Annual Meeting of the Stockholders of First Hawaiian, Inc. (the "Corporation") will be held on April 20, 1995 at 9:30 o'clock A.M. in the 20th floor Dining Room of The Plaza Club, 900 Fort Street, Honolulu, Hawaii, for the following purposes:

     1. To elect 5 directors for a term of 3 years until the Annual Meeting of Stockholders in 1998, and until their successors are elected and qualified.

     2. To fix the number of Directors at 15.

     3. To approve an amendment to the Corporation's Certificate of Incorporation (the "Charter") to increase the number of shares of authorized stock of the Corporation by authorizing 50,000,000 shares of a new class of preferred stock, par value $5.00 per share, which may be issued from time to time in one or more series, with such voting rights, designations, dividend and liquidation preferences, conversion and other rights, qualifications, limitations and restrictions as shall be determined by the Board of Directors at the time of issuance.

     4. To approve an amendment to the Charter to eliminate Article Ninth of the Charter, which currently requires the Board of Directors, upon any increase in the authorized capital stock of the Corporation, to offer to stockholders preemptive rights to subscribe for such additional shares of capital stock.

     5. To approve an amendment to the Charter to eliminate the right of holders of the Common Stock to act by written consent in lieu of a stockholders' meeting.

     6. To elect the Auditor of the Corporation.

     7. To transact such other business as may properly be brought before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on February 24, 1995, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.



                                       BY ORDER OF THE BOARD OF DIRECTORS:


                                       Herbert E. Wolff
                                       Senior Vice President and Secretary


Dated:  March 1, 1995

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

                         [First Hawaiian, Inc. Logo]

                                 P.O. Box 3200
                             Honolulu, Hawaii 96847

                                PROXY STATEMENT

   This proxy statement is furnished in connection with the solicitation by the Board of Directors of First Hawaiian, Inc. (the "Corporation") of proxies to be used in the voting at the Annual Meeting of Stockholders of the Corporation to be held on April 20, 1995, and any adjournments thereof.

   The annual report of the Corporation, containing consolidated financial statements as at and for the year ended December 31, 1994, is being mailed to all stockholders simultaneously with the mailing of this proxy statement. This proxy statement and the form of proxy are first being distributed to stockholders on or about March 1, 1995.

   First Hawaiian, Inc. is a holding company for First Hawaiian Bank (the "Bank"), First Hawaiian Creditcorp, Inc., First Hawaiian Leasing, Inc., FHI International, Inc., and Pioneer Federal Savings Bank.



                       OUTSTANDING SHARES; VOTING RIGHTS

   At the close of business on February 24, 1995 (the "record date") there were 31,984,826 shares of common stock (the "Common Stock") of the Corporation outstanding. Each share is entitled to one vote on each matter submitted to a vote of stockholders; there is no cumulative voting.

   The following table sets forth information as of the record date for each person known by the Corporation to be the beneficial owner of more than 5% of the Common Stock:

                        Name and                                            Amount and
                       Address of                                            Nature of                  Percent
                    Beneficial Owner                                   Beneficial Ownership            of Class
                    ----------------                                   --------------------            --------
David M. Haig, Fred C. Weyand, Paul Mullin Ganley and                    8,000,000 shares                 25.01
Walter A. Dods, Jr., as Trustees under the Will and
of the Estate of S.M.Damon, 1132 Bishop Street,
Honolulu, Hawaii 96813(1)

Asset Management Division, First Hawaiian Bank,                          3,538,774 shares(2)              11.06
P.O. Box 3200, Honolulu, Hawaii 96847

Alexander & Baldwin, Inc., 822 Bishop Street                             1,692,894 shares                  5.29
Honolulu, Hawaii 96813(3)

- --------------
(1) Messrs. Haig, Weyand, Ganley and Dods are Directors of the Corporation. Mr. Dods is the Chairman and Chief Executive Officer of the Corporation. The Trustees have shared voting and investment power as to shares owned by the Damon Estate.
(2) The shares held by the Asset Management Division in fiduciary accounts include: 1,484,830 shares as to which it has sole voting power and 1,468,624 shares as to which it has sole investment power; 1,573,015 shares as to which it has shared voting power and 1,598,223 shares as to which it has shared investment power; 480,929 shares as to which sole voting power is retained by the settlors of the trusts; and 471,927 shares as to which sole investment power is held by outside investment advisers.
(3) Mr. Robert J. Pfeiffer, a Director of the Corporation, is Chairman of the Board of Alexander & Baldwin, Inc. Mr. John C. Couch, a Director of the Corporation, is President and Chief Executive Officer of Alexander & Baldwin, Inc. Alexander & Baldwin, Inc. has sole voting and investment power as to shares shown in the above table.

                                  PROXY VOTING

   Proxies in the accompanying form duly executed and received by the Corporation at any time before the Annual Meeting, and not revoked or superseded before being voted, will be voted at the Annual Meeting. Where a specification is indicated in the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted in accordance with the recommendations set forth in this Proxy Statement and in the discretion of the proxies named therein on all other matters properly to come before the meeting or any adjournment thereof.

   Proxies in the accompanying form may be revoked or superseded at any time before they are voted by a proxy of a later date, or by written notification received by the Secretary of the Corporation prior to the Annual Meeting. Attendance in person at the Annual Meeting does not of itself revoke a proxy previously given, but any stockholder who attends the Annual Meeting in person is free to revoke any proxy previously given and vote his or her shares in person.

   The Corporation will pay the cost of solicitation of proxies for the Annual Meeting. In addition to solicitation by use of the mails, proxies may be solicited personally or by telephone, facsimile or telegraph by certain officers and regular employees of the Corporation, who will not receive any added compensation for so doing. The Corporation may reimburse brokers and others holding shares in their names as nominees for their expenses in sending proxy material to beneficial owners.



                             ELECTION OF DIRECTORS

   The Bylaws of the Corporation provide that the Board of Directors is divided into 3 equal classes of Directors. Each class of Directors is elected to serve a 3 year staggered term, with the term of one class expiring at each Annual Meeting. The number of Directors on the current Board is fixed at 15. The Board of Directors recommends that the stockholders again set the total number of Directors at 15.

   Directors are elected by a plurality of the votes cast by the holders of the Corporation's Common Stock at the Annual Meeting at which a quorum is present. Under the Corporation's Certificate of Incorporation and Bylaws and under Delaware law, abstentions and broker non-votes will not have the effect of votes in opposition to election of a Director.

   Proxies in the accompanying form will (unless a contrary direction is indicated on the proxy) be voted to elect the nominees named below (who have been nominated by the present Board of Directors) as Directors to serve subject to the Certificate of Incorporation and Bylaws of the Corporation. If elected, each will serve for a term of 3 years or until a successor is duly elected and qualified.

   If any of the nominees listed are not available for election at the Annual Meeting (a contingency which the Board of Directors of the Corporation does not now foresee), the Board of Directors intends to recommend the election of such other persons as the Board may select in order to fill the vacancies. Proxies in the accompanying form will be voted for the election of such other persons unless authority to vote the proxies in the election of Directors has been withheld.

   The nominees designated by the Board of Directors are named below, with brief statements setting forth their present principal occupations and other information, including directorships in public companies:


                                                                                 Shares of Common
                                                                             Stock of the Corporation          Percent
             Nominees for a Term of Three Years                                 Beneficially Owned                of
      Until the Annual Meeting of Stockholders in 1998                         at February 24, 1995             Class
      ------------------------------------------------                       ------------------------          -------
DR. JULIA ANN FROHLICH, 54, has been a Director of the Corporation                      1,200                     *
since 1992 and a Director of the Bank since August, 1991. She has been a Director of First Hawaiian Creditcorp, Inc. and
First Hawaiian Leasing, Inc. since 1990. She has been President of the Blood Bank of Hawaii since 1985.

JOHN A. HOAG, 62, was an Executive Vice President of the                               62,545                     *
Corporation from 1982 to 1991 and has been President and a

                                                                                        Shares of Common
                                                                                    Stock of the Corporation        Percent
             Nominees for a Term of Three Years                                        Beneficially Owned              of
      Until the Annual Meeting of Stockholders in 1998                                at February 24, 1995           Class
      ------------------------------------------------                               -----------------------        -------
Director of the Corporation since 1991. He has been a Director of the Bank since October, 1989. From 1989 until June 30, 1994,
Mr. Hoag was President of the Bank; since that date, he has been
Vice Chairman of the Bank.  He has been with the Bank since 1960.
His reported beneficial ownership of the Corporation's stock includes
928 shares owned jointly with his wife as to which Mr. Hoag shares voting and investment powers, 19,781 shares in his wife's revocable living trust as to which Mr. Hoag disclaims beneficial ownership and 15,905 shares that Mr. Hoag has the right to acquire within 60 days through the exercise of stock options.

BERT T. KOBAYASHI, JR., 54, has been a Director of the Corporation since                         5,895                 *
1991 and a Director of the Bank since 1974. He is a principal of the law firm of Kobayashi, Sugita and Goda. He is a Director of
Schuler Homes, Inc.

FRED C. WEYAND, 78, has been a Director of the Corporation since 1986                        8,021,086               25.08
and a Director of the Bank since 1981.  He was Vice President of the
Corporation from 1976 to 1982; Senior Vice President of the Bank from 1980 to 1982 and Corporate Secretary from 1978 to 1981. He served as a commissioned officer in the United States Army from 1940 to 1976 and held the office of Chief of Staff from 1974 to 1976. He is a Trustee under the Will and of the Estate of S.M. Damon. His reported beneficial ownership of the Corporation's stock includes 8,000,000 shares owned by the Estate of S.M. Damon as to which he shares voting and investment powers and 11,086 shares in his wife's revocable living trust as to which he shares voting and investment powers.

ROBERT C. WO, 69, was a Director of the Corporation from 1974 to 1989                           14,092                 *
and again since 1992 and has been a Director of the Bank since 1963.
He has been President and Secretary of BJ Management Corp.,
a management consulting company, since 1979. He has been Chairman of C.S. Wo & Sons, Ltd., a manufacturer and retailer of home furnishings, since 1973. His reported beneficial ownership of the Corporation's stock includes 8,000 shares in the Betty and Bob Wo Foundation as to which he shares voting and investment powers.

- --------------
* The percentage of shares beneficially owned does not exceed 1% of the shares currently outstanding, including shares that can be acquired within 60 days through the exercise of stock options.

         Each of the foregoing nominees attended 75% or more of the combined total number of meetings held during 1994 of the Board and Committees on which he or she sits. The Board of Directors met 12 times in 1994.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO SET THE TOTAL NUMBER OF DIRECTORS AT 15 AND A VOTE FOR THE ABOVE NOMINEES.

             DIRECTORS CONTINUING IN OFFICE AND EXECUTIVE OFFICERS

         The Directors continuing to serve on the Board of Directors, pursuant to their prior elections, and the named executive officers listed in the Summary Compensation Table below, are listed here. The Directors will serve subject to the Certificate of Incorporation and the Bylaws of the Corporation until the annual meeting of stockholders in the year shown parenthetically after each name and until their respective successors have been duly elected and qualified.


                                                                             Shares of Common
                                                                         Stock of the Corporation       Percent
                                                                            Beneficially Owned             of
               Directors Continuing to Serve                               at February 24, 1995          Class
               -----------------------------                             ------------------------       -------
JOHN W. A. BUYERS, 67, (1997) has been a Director of the                           1,912                   *
Corporation since 1994 and a Director of the Bank since 1976.
He has been Chairman of the Board and Chief Executive Officer of C. Brewer and Company, Limited, a diversified land and
agriculture business, since 1992.  From 1982 to 1992 he was
Chairman and President of C. Brewer and Company, Limited.
From 1975 to 1982, he was President and Chief Executive Officer
of C. Brewer and Company, Limited. Since 1989, he has been
Chairman of Mauna Loa Resources, the managing general partner of Mauna Loa Partners, a master limited partnership trading on the
New York Stock Exchange. The partnership is engaged in agribusiness.
In 1993, he was elected Chairman of C. Brewer Homes, Inc., a new publicly-traded real estate developer. He is also a Director of
John B. Sanfilippo & Sons, Inc. located in Elk Grove Village, Illinois.

JOHN C. COUCH, 55, (1997) has been a Director of the Corporation                   8,437                   *
since 1991 and a Director of the Bank since 1985.  He has been
President and Chief Executive Officer of Alexander & Baldwin, Inc.
since April, 1992. He was President and Chief Operating Officer of
Alexander & Baldwin, Inc. from October, 1985 until April, 1989 and from April, 1991 to March, 1992. Since April, 1989, he has been
President and Chief Executive Officer of A&B-Hawaii, Inc., a
wholly-owned subsidiary of Alexander & Baldwin, Inc. He has been a Director of Alexander & Baldwin, Inc. since 1985. He was President and Chief Operating Officer of Matson Navigation Company, Inc.
from January, 1985 to September, 1985 and Executive Vice President
and Chief Operating Officer from January, 1984 to December, 1984.
Since April, 1992 he has been Vice Chairman of Matson Navigation
Company, Inc.  Alexander & Baldwin, Inc., which is engaged in ocean transportation, container leasing, agribusiness, property development and property management, holds 1,692,894 shares of stock of the
Corporation, as to which Mr. Couch disclaims beneficial ownership.

                                                                             Shares of Common
                                                                         Stock of the Corporation       Percent
                                                                            Beneficially Owned             of
               Directors Continuing to Serve                               at February 24, 1995          Class
               -----------------------------                             ------------------------       -------
WALTER A. DODS, JR., 53, (1996) has been Chairman of the Board and               8,300,317                26.13
Chief Executive Officer of the Corporation and the Bank since
September, 1989. He was President of the Corporation from March, 1989 to March, 1991. He was President of the Bank from November, 1984 to October, 1989 and has been a Director of the Bank since 1979.
He was an Executive Vice President of the Corporation from 1982 to
1989 and has been a Director of the Corporation since 1983. He has been with the Bank since 1968. His reported beneficial ownership of the Corporation's stock includes 924 shares held in his wife's individual retirement account as to which Mr. Dods disclaims beneficial ownership, and 28,600 shares that Mr. Dods has the right to acquire within 60 days through the exercise of stock options. He is a Trustee under the Will and of the Estate of S.M. Damon and his reported beneficial ownership of the
Corporation's stock includes 8,000,000 shares owned by the Estate of
S.M. Damon as to which Mr. Dods shares voting and investment powers.
He is a Director of Alexander & Baldwin, Inc., which holds 1,692,894 shares of the stock of the Corporation, as to which Mr. Dods disclaims beneficial ownership. He is a trustee of Punahou School, which owns 209,316 shares of the Corporation's stock; he has shared voting and investment powers with respect to such shares and disclaims beneficial ownership thereof.

PAUL MULLIN GANLEY, 55, (1996) has been a Director of the Corporation            8,070,038                25.16
since 1991 and a Director of the Bank since 1986. He is a Trustee under the Will and of the Estate of S.M. Damon and a partner in the
Carlsmith Ball Wichman Murray Case & Ichiki law firm. His reported beneficial ownership of the Corporation's stock includes 8,000,000 shares owned by the Estate of S.M. Damon as to which Mr. Ganley shares voting and investment powers; 19,108 shares in his revocable living trust as to which he has sole voting and investment powers;
19,150 shares in his wife's revocable living trust as to which Mr. Ganley disclaims beneficial ownership; 12,336 shares in a profit sharing plan as to which he has sole voting and investment powers; and 17,094 shares in two individual retirement accounts as to which he has sole voting and investment powers.

DAVID M. HAIG, 43, (1997) has been a Director of the Corporation since           8,018,109                25.07
1989 and a Director of the Bank since 1983. Mr. Haig is a beneficiary and, since 1982, a Trustee under the Will and of the Estate of S.M. Damon.
His reported beneficial ownership of the Corporation's stock includes
8,000,000 shares owned by the Estate of S.M. Damon as to which Mr. Haig shares voting and investment powers, and 2,500 shares owned by a trust as to which Mr. Haig shares voting and investment powers. He is beneficiary of an HR-10 plan which holds 8,000 shares of the Corporation's stock as to which he has sole voting and investment powers.

                                                                             Shares of Common
                                                                         Stock of the Corporation       Percent
                                                                            Beneficially Owned             of
               Directors Continuing to Serve                               at February 24, 1995          Class
               -----------------------------                             ------------------------       -------
DR. RICHARD T. MAMIYA, 70, (1996) has been a Director of the Corporation           4,000                    *
since 1994 and a Director of the Bank since 1980. He is on the active staff of Queen's Medical Center for thoracic, cardiovascular, and general surgery; he is on the courtesy staff of Straub, Kuakini, and
Kapiolani Children's hospitals. In accordance with the Corporation's
Bylaws and Delaware law, the Corporation's Board of Directors elected
Dr. Mamiya in January, 1994 to fill the unexpired term of the late
Mr. Sheridan C.F. Ing.

DR. FUJIO MATSUDA, 70, (1996) has been a Director of the Corporation               2,559                    *
since 1987 and a Director of the Bank since 1985. He was Executive
Director of the Research Corporation of the University of Hawaii from
1984 until 1994; he was the President of the University of Hawaii from
1974 to 1984. He is President of the Japan American Institute of
Management Science.

DR. RODERICK F. MCPHEE, 66, (1997) has been a Director of the                     11,405                    *
Corporation or the Bank since 1972. From 1968 through 1994, he was
President of Punahou School, a kindergarten through 12th grade college preparatory school. Dr. McPhee was President and ex-officio non-voting member of the Board of Trustees of Punahou School, which owns 209,316 shares of the Corporation's stock. He has no voting or investment powers with respect to such shares and disclaims beneficial ownership thereof.

ROBERT J. PFEIFFER, 75, (1997) has been a Director of the Corporation              1,045                    *
since 1982 and a Director of the Bank since 1980. He has been Chairman of the Board of Alexander & Baldwin, Inc. since October, 1980. He was
President of Alexander & Baldwin, Inc. from October, 1979 until
January, 1985 and from April, 1989 until April, 1991. He was Chief
Executive Officer from January, 1980 until April, 1992. He was Chief
Executive Officer of Matson Navigation Company, Inc. from April, 1973 to April, 1992. He has been Chairman of the Board since October, 1979.
Alexander & Baldwin, Inc., which is engaged in ocean transportation, container leasing, agribusiness, property development and property management, holds 1,692,894 shares of stock of the Corporation, as to which Mr. Pfeiffer disclaims beneficial ownership.

GEORGE P. SHEA, JR., 56, (1996) has been a Director of the Corporation             2,669                    *
since March, 1993 and the Bank since March, 1989. He has been Chairman,
President and Chief Executive Officer of First Insurance Company of
Hawaii, Ltd. since 1988. He was a Certified Public Accountant with
Peat Marwick Mitchell & Company from 1965 to 1971 when he joined
First Insurance and was promoted to Treasurer. He was Vice President,
Secretary and Treasurer of First Insurance from 1978 to 1982 and President and Chief Executive Officer from 1982 to 1988.

                                                                             Shares of Common
                                                                         Stock of the Corporation       Percent
                                                                            Beneficially Owned             of
                     Executive Officers                                    at February 24, 1995          Class
                     ------------------                                  ------------------------       -------
PHILIP H. CHING -- His reported beneficial ownership of the Corporation's         28,283                    *
stock includes 10,808 shares held in his wife's revocable living trust as to which Mr. Ching disclaims beneficial ownership and 5,569 shares that
Mr. Ching has the right to acquire within 60 days through the exercise of stock options.

DONALD G. HORNER -- His reported beneficial ownership of the                      27,373                    *
Corporation's stock includes 5,569 shares that Mr. Horner has the right to acquire within 60 days through the exercise of stock options.

HOWARD H. KARR -- His reported beneficial ownership of the Corporation's          63,664                    *
stock includes 2,118 shares held in his wife's revocable living trust, 602 shares held in his wife's individual retirement account, 2,500 shares held in a custodial account for a child for which he has sole voting and investment powers, and 7,210 shares that Mr. Karr has the right to acquire within 60 days through the exercise of stock options.

Nominees, Directors Continuing to Serve and Executive Officers
- --------------------------------------------------------------
Beneficial Ownership of all Nominees, Directors, and Executive                 8,646,629                  27.03
Officers as a Group (19 persons).

- ---------------
*The percentage of shares beneficially owned does not exceed 1% of the shares currently outstanding, including shares that can be acquired within 60 days through the exercise of stock options.

         Each of the foregoing Directors attended 75% or more of the combined total number of meetings held during 1994 of the Board and Committees on which he or she sits. The Board of Directors met 12 times in 1994. To the Corporation's knowledge, which is based solely on a review of reports of changes in ownership of the Corporation's Common Stock as received by the Corporation from directors, executive officers and other persons owning more than 10% of the Corporation's Common Stock, the Corporation believes that all such reports were timely filed.



COMMITTEES OF THE BOARD

         Among the standing committees of the Board are the Executive Committee, Executive Compensation Committee, and the Joint Audit Committee. The Executive Committee also acts as the Nominating Committee.

         The Executive Committee, acting as the Nominating Committee, advises the Board of Directors with respect to the number of Directors to be elected to the Board and recommends the persons to be nominated for election as Directors. The Committee will consider nominees recommended by the stockholders for election as Director. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Corporation in a sufficient time prior to the Annual Meeting of the Corporation's stockholders for the Committee to consider and act upon such recommendation. The Committee, acting as the Nominating Committee, met once in 1994. Its members are Robert J. Pfeiffer (Chairman), Walter A. Dods, Jr., Bert T. Kobayashi, Jr., and Fred C. Weyand.

         The Executive Compensation Committee acts upon the executive compensation program of the Corporation and its subsidiaries. The Committee administers the Incentive Plan for Key Executives, the Long-Term Incentive Plan, the Stock Incentive Plan, and the Deferred Compensation Plan, reviews the per-formance and salaries of the Corporation's Chief Executive Officer and other senior management officers of the Corporation and its subsidiaries and makes recommendations to the Board of Directors with respect to the appropriate senior management compensation structure. The Committee met 7 times in 1994. Its members are Robert J. Pfeiffer (Chairman), Julia Ann Frohlich,
Bert T. Kobayashi, Jr., Fred C. Weyand and Glenn A. Kaya, a Director of the
Bank.

         The Joint Audit Committee, which met 5 times during 1994, determines on behalf of the Board whether the performance and examination of the independent public accounting firm and the Corporation's internal auditor are satisfactory and adequate to meet the Board's supervisory responsibility. The Committee reviews internal auditing reports, the adequacy of internal financial and accounting controls, the work of the external and internal auditors and management's responses to their audit reports and recommendations. It recommends the independent public accounting firm proposed for election as Auditor of the Corporation. It also reviews the Corporation's reports to stockholders and other financial statements. The Committee reviewed and approved the 1994 audit plan. The members of the Joint Audit Committee are George P. Shea, Jr. (Chairman), Warren H. Haruki, Howard K. Hiroki, Roderick
F. McPhee, and Fujio Matsuda. Messrs. Haruki and Hiroki are Directors of the Bank and hold certified public accountants certificates, as does Mr. Shea.

COMPENSATION OF DIRECTORS

         In 1994, the Corporation paid a quarterly retainer of $3,000 to each member of the Board of Directors who was not an employee of the Corporation or its subsidiaries. All members of the Board received a fee of $800 and reimbursement for transportation expenses for each Board meeting attended and $700 for each committee meeting attended.

         The Corporation has a Directors' Retirement Plan for non-employee Directors of the Corporation and the Bank who are not covered by the Corporation's Employees' Retirement Plan. Following retirement from the Board after at least 10 years of service, the retired Director or his or her beneficiary will be entitled to receive monthly payments for a 10 year period at an annual rate equal to one-half of the annual retainer fee in effect at the time of the Director's retirement.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation for the Chief Executive Officer and the `other four most highly compensated executive officers for the years ended December 31, 1994, 1993 and 1992.


                                                                                    Long-Term Compensation
                                                                       -------------------------------------------------
                                    Annual Compensation                         Awards                   Payouts
                        -------------------------------------------    -----------------------   -----------------------
                                                            Other
    Name and                                               Annual      Restricted   Securities                 All Other
    Principal                                              Compen-       Stock      Underlying     LTIP         Compen-
    Position            Year    Salary(1)    Bonus(2)     sation(3)    Awards(4)     Options     Payouts(5)    sation(6)
    --------            ----    ---------    --------     ---------    ----------   ----------   ----------   ----------
Walter A. Dods, Jr.     1994     $714,580     $ 31,250     $42,887         --        22,000       None         $34,158
  Chairman of the       1993     $711,190     $334,021     $34,645         --        18,000       $306,822     $41,432
  Board of Directors,   1992     $652,400     $375,587     $37,273         --        18,800         --         $35,939
  Chief Executive
  Officer, and
  Director of the
  Corporation
  and Bank

John A. Hoag            1994     $502,356     $ 16,000     $19,555         --        11,320       None         $ 4,945
  President and         1993     $493,648     $195,896     $19,494         --         9,920       $75,268      $24,018
  Director of the       1992     $453,700     $210,477     $18,808         --        10,820         --         $12,410
  Corporation and
  Vice Chairman and
  Director of the
  Bank

Howard H. Karr          1994     $278,144     $ 12,500     $19,464         --         5,600       None         $1,317
  Executive Vice        1993     $271,992     $124,646     $19,447         --         4,960       $62,039      $9,480
  President and         1992     $247,500     $132,460     $17,430         --         4,420         --         $1,764
  Treasurer of the
  Corporation and
  Vice Chairman and
  Chief Financial
  Officer of the Bank

Philip H. Ching         1994     $243,486     $ 10,624     $25,612         --         4,010       None         $ 2,941
  Executive Vice        1993     $243,664     $106,249     $22,115         --         3,510       $45,815      $12,282
  President of the      1992     $218,800     $112,340     $20,006         --         3,750         --         $ 5,639
  Corporation and
  Vice Chairman
  of the Bank

Donald G. Horner        1994     $232,615     $ 10,750     $19,101         --         3,870       None         $  695
  Executive Vice        1994     $222,550     $102,500     $18,999         --         3,730       $51,091      $6,351
  President of the      1992     $206,800     $109,460     $16,086         --         3,650         --         $  885
  Corporation and
  Vice Chairman of
  the Bank

NOTES TO SUMMARY COMPENSATION TABLE:

Note (1)   Includes the following for the above named executive officers:

                                               Base       Director and                    Total
                             Year             Salary     Committee Fees     Other         Salary
                             ----             ------     --------------     -----         ------
          Dods  . . . . . .  1994            $625,000        $85,800        $3,780       $714,580
                             1993            $625,000        $82,200        $3,990       $711,190
                             1992            $575,000        $77,400        $  --        $652,400
          Hoag  . . . . . .  1994            $400,000        $93,500        $8,856       $502,356
                             1993            $400,000        $84,300        $9,348       $493,648
                             1992            $375,000        $78,700        $  --        $453,700
          Karr  . . . . . .  1994            $250,000        $25,200        $2,944       $278,144
                             1993            $250,000        $20,300        $1,692       $271,992
                             1992            $230,000        $17,500        $  --        $247,500
          Ching   . . . . .  1994            $212,500        $25,200        $5,786       $243,486
                             1993            $212,500        $25,900        $5,264       $243,664
                             1992            $195,000        $23,800        $  --        $218,800
          Horner  . . . . .  1994            $215,000        $16,800        $  815       $232,615
                             1993            $205,000        $16,800        $  750       $222,550
                             1992            $190,000        $16,800        $  --        $206,800

Note (2) Includes cash payments under the qualified Profit Sharing Plan and Cash Bonus Plan for all 3 years and 1992 and 1993 cash payments under the Incentive Plan for Key Employees ("IPKE"). IPKE payments for 1994 are in the process of being determined and will be paid in 1995 and reported in the Proxy Statement for the 1996 annual meeting.

Note (3) Includes primarily imputed income, including "gross-up" for income taxes, related to social club memberships and dues and personal use of automobiles. The amounts of Other Annual Compensation for the above named officers other than Mr. Ching in each of the 3 most recent years were less than $50,000 and 10% of Salaries and Bonuses. Mr. Ching received imputed income, including "gross-up," related to club memberships and dues in the amounts of $8,542, $8,322 and $7,932, respectively, for 1994, 1993 and 1992 and imputed amounts, including "gross-up," related to automobiles, of $17,070, $13,793, and $12,074, respectively, for 1994, 1993 and 1992.

Note (4) The Executive Compensation Committee may, at its sole discretion, pay IPKE awards in restricted Common Stock of the Corporation with a fair market value equal to the payment amount, in lieu of cash. There were no restricted stock awards to the above named executive officers under the IPKE for the years shown. As of December 31, 1994, the aggregate number of non-vested restricted shares by the year of vesting of such shares for each of the above named executive officers and aggregate market value (based on the market price of the stock at December 31, 1994) follow:

                                                  Number of
                                              Shares Vesting In                      Market
                                             ------------------         Total        Value
                                             1995          1998         Shares      12/31/94
                                             ----          ----         ------      --------
          Dods  . . . . . . . . . . .        8,163           --          8,163      $193,871
          Hoag  . . . . . . . . . . .        5,612           --          5,612       133,285
          Karr  . . . . . . . . . . .          --            --            --            --
          Ching   . . . . . . . . . .        2,755           --          2,755        65,431
          Horner  . . . . . . . . . .          --         17,666        17,666       419,568
              Total   . . . . . . . .       16,530        17,666        34,196      $812,155

           Dividends are paid to the above named executive officers on their restricted stock holdings. Participants are entitled to vote the restricted shares. Restricted IPKE shares become vested upon the participant attaining 60 years of age, completion of 20 full years of employment, retirement, death, or termination of employment prior to retirement with the approval of the Corporation, whichever occurs earliest. Beginning in 1989, for those participants who had previously met the minimum restrictions for vesting by completion of 20 full years of employment or attaining 60 years of age, the Committee imposed a five-year minimum waiting period from the date of any subsequent stock awards. The IPKE also provides for forfeiture by the participant and reversion to the Corporation of all non-vested shares previously awarded in certain cases of termination of employment.

Note (5) The amounts of LTIP payouts for the first LTIP cycle (1991-1993) were determined and paid in 1994. Because the Corporation did not exceed its threshold average return on equity ("ROE") of 15% over the 1992-1994 performance cycle, no awards will be payable under the LTIP in 1995 for the cycle, which ended December 31, 1994.

Note (6) Includes premiums for term life insurance, including "gross-up" for income taxes, and split dollar insurance agreements as discussed below. Details of All Other Compensation for each of the above named executive officers for 1994 are as follows:

                                       Term           Split Dollar
                                     Insurance         Insurance           Total
                                     ---------        ------------        -------
          Dods  . . . . . . . . . .   $32,483           $ 1,675           $34,158
          Hoag  . . . . . . . . . .   $   --            $ 4,945           $ 4,945
          Karr  . . . . . . . . . .   $   --            $ 1,317           $ 1,317
          Ching   . . . . . . . . .   $   --            $ 2,941           $ 2,941
          Horner  . . . . . . . . .   $   --            $   695           $   695

           The Corporation has split dollar insurance agreements with the named executive officers, as well as certain other senior officers. The Corporation pays the insurance premium and imputes the economic benefit to the executive utilizing the PS58 table published by the Internal Revenue Service. Under the agreement, the executive owns a policy with a death benefit equal to three times final salary and the Corporation owns an interest in the policy on the life of the executive sufficient to recover all premiums previously paid plus any foregone interest, net of the income tax benefit, on such premium payments upon the death of the executive. The amount for each named executive officer under this split dollar insurance agreement included in the above table represents the foregone interest, net of applicable income tax benefit. The Corporation also has a $1,000,000 whole life insurance policy on the life of Mr. Dods. The premium and related "gross-up" for income taxes on this policy are included under the Term Insurance column. The death benefit under this policy is deducted from the death benefit under Mr. Dods' split dollar insurance policy.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth the stock options granted on March 9, 1994 to each of the above named executive officers under the Corporation's Stock Incentive Plan ("SIP"). The table also lists the potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options, which is set at 10 years. The Corporation does not have a stock appreciation rights ("SAR") program.

                                                                                         Potential Realizable Value at
                                                                                            Assumed Annual Rates of
                                                                                           Stock Price Appreciation
                                         Individual Grants}(1)                                 for Option Term(2)
                                ----------------------------------------                 -----------------------------
                                Number of     Percent of
                                Securities   Total Options    Exercise
                                Underlying    Granted to         or            Expira-
                                 Options     Employees in     Base Price        tion
            Name                Granted(3)    Fiscal Year     Per Share         Date            5%           10%
            ----                ----------   -------------    ----------       -------       --------      --------
Walter A. Dods, Jr. . . . . . .   22,000        17.1%           $26.50         3/09/04       $366,646      $929,152
John A. Hoag  . . . . . . . . .   11,320         8.8%           $26.50         3/09/04       $183,141      $478,091
Howard H. Karr  . . . . . . . .    5,660         4.4%           $26.50         3/09/04       $ 91,570      $239,045
Philip H. Ching . . . . . . . .    4,010         3.1%           $26.50         3/09/04       $ 64,876      $169,359
Donald G. Horner  . . . . . . .    3,870         3.0%           $26.50         3/09/04       $ 58,901      $159,736

NOTES TO OPTION GRANTS IN LAST FISCAL YEAR:

Note (1) Options under the SIP are granted at 100% of the market value of the stock on the date of the grant. Options vest 25% per year after the first anniversary of the date of grant. No option may be exercised prior to vesting (and in no event earlier than 6 months after the date of grant) or later than 10 years after the date of grant. The exercise price of an option is payable either in cash, by tendering previously acquired shares by the optionee, or by a combination of cash and previously acquired shares. In the event of a change in control, as defined in the SIP, all options granted and held at least 6 months become immediately exercisable and vested. In the event of death, disability or retirement, the Committee has the discretion to accelerate the vesting of options previously granted. The SIP provides for the shortening of the exercise period for vested options if termination is due to death, disability or retirement. The SIP also provides for the Corporation to withhold statutory income taxes upon the exercise of the options by the option holder paying cash or tendering previously acquired Corporation shares or by the Corporation withholding the appropriate number of option shares which would have been issued following the option exercise. Without the approval of the stockholders of the Corporation, the SIP cannot be terminated, amended, or modified to
           (a) increase the total amount of shares which may be issued except as provided in the SIP; (b) change the class of eligible employees;
           (c) materially increase the cost of the SIP or benefits to the participants; (d) extend the maximum period after the date of grant during which the options may be exercised; or (e) change the provisions of the exercise price.

Note (2) The potential realizable value is reported net of the option exercise price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation of the underlying stock of 5% and 10% from the date of grant to the end of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Corporation's Common Stock, overall stock market conditions, and the optionees' continued employment through the vesting period. The amounts reflected in these columns may not necessarily be achieved.

Note (3)   None of the options granted represent reload options.



OPTION VALUES AT DECEMBER 31, 1994

         The following table reflects the securities underlying unexercised options and the value of these options as of December 31, 1994:

                                                     Number of
                                                     Securities                     Value of
                                                     Underlying                    Unexercised
                                                     Unexercised                   In-the-Money
                                                      Options at                    Options at
                                                   December 31, 1994             December 31, 1994
                                                     Exercisable/                  Exercisable/
                        Name                         Unexercisable                 Unexercisable
                        ----                       -----------------             -----------------
                 Walter A. Dods, Jr.  . . . . . . .  13,900/44,900                     None/None
                 John A. Hoag . . . . . . . . . . .   7,890/24,170                     None/None
                 Howard H. Karr . . . . . . . . . .   3,450/11,590                     None/None
                 Philip H. Ching  . . . . . . . . .    2,753/8,517                     None/None
                 Donald G. Horner . . . . . . . . .    2,758/8,492                     None/None

         There were no options exercised by the named executive officers in 1994.

TEN-YEAR OPTION REPRICINGS

         For the year ended December 31, 1994, there was no adjustment or amendment to the exercise price of the stock options previously awarded.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

         The Corporation's LTIP applies to a group of key executives approved by the Executive Compensation Committee, much smaller than the group eligible for IPKE and SIP awards. It is intended to provide incentive compensation to participants based on the Corporation's ability to sustain a target level of performance over a 3-year performance cycle. The LTIP is administered by the Executive Compensation Committee and has no expiration date.

         Under the LTIP, no "awards" of shares, units or other rights, as such, are granted. Instead, at the beginning of each 3-year cycle, the Executive Compensation Committee designates which key executives will be eligible to participate in the LTIP for the cycle. Additional key executives may be declared eligible during the cycle. The Committee also establishes target amounts of individual payouts and corporate performance standards to be met over the 3-year performance cycle.

        In 1994, the Executive Compensation Committee established the formula for LTIP awards for the 3-year cycle 1994 to 1996. Under the formula for this cycle, LTIP payouts are based on target percentages (ranging from 10% to 35%) of each participant's average base salary over the 3-year performance cycle. If the Corporation does not achieve a threshold average ROE of 14% over the 3-year performance cycle, no payouts will be due under the LTIP. When the Corporation's ROE exceeds the threshold level, the target awards to participants are adjusted by a factor (ranging from 0% to 140%) based on the Corporation's financial performance compared to a peer group, as measured by return on average assets ("ROAA"), and based upon the Corporation's average efficiency ratio. Relative ROAA and average efficiency ratio are equally weighted in the payout calculation. In addition, LTIP payouts to participants may be adjusted by the Committee based on that individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance).

         The peer group used for comparative ROAA purposes is comprised of regional bank holding companies similar to the Corporation in size, performance and nature of operations. The group includes some but not all of the companies in the S&P Major Regional Bank Index.

         Cash payouts are made after each 3-year performance cycle. The payouts in 1994 for the 3-year cycle 1991-1993 are reported in the "Summary Compensation Table." A participant can elect to have the cash award deferred for future payment under the Corporation's Deferred Compensation Plan.

         The following table reflects the estimated future payouts, with respect to the named executive officers, at threshold, target and maximum award levels for the 3-year performance cycle beginning in 1994 and ending in 1996. Actual payouts are contingent upon the Corporation meeting its threshold ROE and are subject to adjustment by the Committee as described above, based upon corporate and individual performances, which will be determined in 1997 for the 1994-1996 performance cycle.

                                               Performance
                              Number of          or Other                    Estimated Future Payouts
                            Shares, Units      Period Until            under Non-Stock Price-Based Plans(2)
                              or Other        Maturation or      ------------------------------------------------
            Name               Rights           Payout(1)        Threshold(3)         Target           Maximum(4)
            ----            -------------     -------------      -------------      -----------       -----------
Walter A. Dods, Jr. . .          None             12/31/96            None            $218,750          $428,750
John A. Hoag  . . . . .          None             12/31/96            None            $120,000(5)       $235,200(5)
Howard H. Karr  . . . .          None             12/31/96            None            $ 50,000          $ 98,000
Philip H. Ching . . . .          None             12/31/96            None            $ 42,500          $ 83,300
Donald G. Horner  . . .          None             12/31/96            None            $ 43,000          $ 84,280

NOTES TO LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR:

Note (1) Performance period beginning January 1, 1994 and ending December 31, 1996.

Note (2) Estimated future payouts under the Target and Maximum columns are based upon the named executive officer's base salary as of December 31, 1994.

Note (3) If the Corporation does not meet its threshold ROE or the participant receives a 0% individual performance rating, there is no payout.

Note (4) Under the current formula, the maximum individual payout is limited to 196% of the target amount.

Note (5) Mr. Hoag has announced his retirement in 1995. He will be entitled to participate in the LTIP for the 1993-1995, 1994-1996 and 1995-1997 cycles, but any payout would be prorated to reflect the portion of the cycle during which he remains an employee.

PROFIT SHARING PLAN AND CASH BONUS PLAN

         The Corporation has a defined contribution Profit Sharing Plan and a defined contribution Cash Bonus Plan (together, the "Plans"). All regular employees of the Corporation and participating subsidiaries (including those who are officers and directors) become members of the Plans on the first of the month coincident with or next following their completion of one year of service in which they work at least 1,000 hours. The Profit Sharing Plans provide that for every taxable year, the Corporation and its participating subsidiaries shall each contribute to the Profit Sharing Plan an amount of cash equal to one-half of the applicable percentage of the total compensation of Plan participants employed by each company, respectively, for such year. Such percentage of the total compensation is a function of the percentage increase in the Corporation's consolidated net earnings for such year as determined from the following table:

                              Percent Increase In                     Percent of Total
                           Consolidated Net Earnings                    Compensation
                           -------------------------                  ----------------
                                   0 or less                                 5.0
                                        5                                    8.0
                                       10                                   11.5
                                       15                                   15.5
                                       20                                   20.0
                                       25                                   25.0

         The other half of the amount of the Corporation's contribution to the Plans is distributed in the form of a cash bonus under the Cash Bonus Plan that is currently taxable to the employee.

         A Profit Sharing Plan participant's share of the total profit sharing contribution bears the same proportion to the total as is represented by the participant's compensation for the plan year divided by the total compensation of participants entitled to an allocable share of the profit sharing contribution.

DEFINED BENEFIT PENSION PLANS

         The Corporation has an Employees' Retirement Plan (the "ERP") for employees of the Corporation and participating subsidiaries who have completed certain age and service requirements. Under the ERP, covered compensation includes salary, including overtime, but excluding bonuses. Pension compensation is also limited to a maximum allowable under the Internal Revenue Code. Retirement benefits become payable effective upon an employee's retirement at the normal retirement age of 65 years. Normal retirement benefits payable under the ERP are based on total or final compensation and years of credited service. Under specified circumstances, an employee who has attained a certain age and length of service may retire early with reduced benefits.

         The Corporation has a non-qualified, unfunded Supplemental Executive Retirement Plan (the "SERP") for executives of the Corporation and participating subsidiaries. To be eligible, an executive must have had benefits under the Corporation's tax-qualified plans that are limited by certain laws or regulations governing such plans and their benefits. The SERP provides the difference between an unrestricted benefit and the restricted benefit allowed under the qualified plan. In determining the pension benefits under the SERP, a participant's covered compensation includes salary and the annual bonus earned under the IPKE.

         The following table illustrates the estimated annual pension benefits payable to an executive officer at age 65. Whether these amounts become payable depends on the contingencies and conditions governing the Corporation's ERP and SERP.


     Final                                                     Years of Service(2)
    Average             -----------------------------------------------------------------------------------------
Compensation(1)             15               20               25               30             35           40
- ---------------         ---------         --------         --------         --------        --------     --------
  $  200,000             $ 50,494         $ 67,326         $ 84,157         $100,989        $117,820     $134,651
     250,000               63,619           84,826          106,032          127,239         148,445      169,651
     300,000               76,744          102,326          127,907          153,489         179,070      204,651
     350,000               89,869          119,826          149,782          179,739         209,695      239,651
     400,000              102,994          137,326          171,657          205,989         240,320      274,651
     450,000              116,119          154,826          193,532          232,239         270,945      309,651
     500,000              129,244          172,326          215,407          258,489         301,570      344,651
     600,000              155,494          207,326          259,157          310,989         362,820      414,651
     700,000              181,744          242,326          302,907          363,489         424,070      484,651
     800,000              207,994          277,326          346,657          414,989         485,320      544,651
     900,000              234,244          312,326          390,407          468,489         546,570      624,651
   1,000,000              260,494          347,326          434,157          520,989         607,820      694,651
   1,100,000              286,744          382,326          477,907          573,489         669,070      764,651
   1,200,000              312,994          417,326          521,657          625,989         730,320      834,651

NOTES TO DEFINED BENEFIT PENSION PLANS TABLE:

Note (1) Final average compensation represents the average annual compensation during the highest 60 consecutive calendar months in the last 120 calendar months of creditable service. Compensation for the purpose of this table includes base salary plus the value of awards under the IPKE as shown on the Summary Compensation Table (but not bonuses under the Profit Sharing Plan and Cash Bonus Plan). The estimated annual benefits are computed on the basis of a straight-life annuity form of payment with no social security offset.

Note(2) As of December 31, 1994, the number of years of creditable service under the Corporation's defined benefit plans for each of the named executive officers in the Summary Compensation Table was as follows:
           Mr. Dods, 26 years; Mr. Hoag, 35 years; Mr. Karr, 22 years; Mr. Ching, 37 years; and Mr. Horner, 16 years.



CHANGE IN CONTROL ARRANGEMENTS

         There are no employment contracts, change-in-control arrangements (other than in the LTIP, SIP and Deferred Compensation Plan) or termination of employment arrangements with the named executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Executive Compensation Committee are Robert J. Pfeiffer, Chairman, Julia Ann Frohlich, Glenn A. Kaya, Bert T. Kobayashi, Jr., and Fred C. Weyand.

         No member of the Executive Compensation Committee was, at any time during the last completed fiscal year, an officer or employee of the Corporation or any of its subsidiaries. General Weyand was Vice President of the Corporation from 1976 to 1982, Senior Vice President of the Bank from 1980 to 1982 and Corporate Secretary from 1978 to 1981.

         The Corporation has in the ordinary course of business extended credit to Messrs. Kaya and Kobayashi and Dr. Frohlich (consisting of real estate mortgages and consumer credit lines) as follows:


                                                                  Aggregate
                                                 Largest         Indebtedness          Interest
                                                Aggregate        Outstanding             Rate
                                              Indebtedness       December 31,            Per
                        Name                     in 1994             1994               Annum
                        ----                  ------------       ------------        -------------
              Glenn A. Kaya   . . . . . .        $416,415          $411,512          7.625%-8.125%
              Bert T. Kobayashi, Jr.  . .        $867,098          $838,365          5.000%-6.000%
              Julia Ann Frohlich.   . . .        $ 14,371          $      0             9.600%


         In 1994, the subsidiaries of the Corporation paid fees to the law firm of Kobayashi, Sugita & Goda in the amount of $602,292. Mr. Kobayashi is a partner of Kobayashi, Sugita & Goda.

         Mr. Pfeiffer is Chairman of the Board and a director of Alexander & Baldwin, Inc., which owns 5.29% of the Corporation's outstanding common stock. Mr. Dods is a director of Alexander & Baldwin, Inc. and the Asset Management Division of First Hawaiian Bank holds 2,709,064 shares of Alexander & Baldwin, Inc.'s common stock in a fiduciary capacity. Mr. Dods does not serve on the executive compensation committee (or other board committee performing the equivalent function) of Alexander & Baldwin, Inc.

         The Bank has (a) made loans to Alexander & Baldwin, Inc. and (b) made loans to, and issued a letter of credit on behalf of, Matson Navigation Company, Inc., a subsidiary of Alexander & Baldwin, Inc. These loans and the letter of credit were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

         The Executive Compensation Committee of the Board of Directors (the "Committee") is composed of independent, outside Directors of the Corporation and one independent, outside director of the Bank. The Board of Directors has delegated responsibility for administering the executive compensation program of the Corporation and its subsidiaries to the Committee.

         The philosophy underlying the administration of the Corporation's executive compensation program is an appropriate linkage between executive compensation, financial and operating performance, and the creation of stockholder value. Key objectives of this philosophy include:

         o providing a pay system designed to attract, retain and motivate executives;

         o establishing compensation plans which emphasize performance-based pay opportunities, as measured by operating, financial and strategic objectives and goals;

         o providing longer-term, equity-based incentives for executives to ensure they are motivated and rewarded for growth in equity value and enhanced value to the stockholders.

         The compensation program adopted by the Committee includes three components designed to implement the foregoing objectives: (1) base salaries;
(2) annual incentives; and (3) long-term incentives. Each of these components of compensation is discussed separately below.

         BASE SALARIES

         Base salaries of executive officers are set annually by the Committee. The Committee takes into consideration factors such as varying levels of responsibility, individual performance, consistency and fairness, cost of living factors, the Corporation's operating results and financial performance and cost control. The Committee places no particular weight on, or relative importance to, any single factor in adjusting base salaries.

         ANNUAL INCENTIVES

         Annual incentives for executive officers are provided pursuant to the IPKE, which provides cash and deferred bonuses based upon the Corporation's profitability and the executive's performance over the course of the year. The IPKE promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives, in the form of annual cash bonuses or restricted stock awards, to achieve corporate and individual performance goals. Moreover, annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals. The IPKE was originally approved by the stockholders in 1969 and has subsequently been amended several times by the stockholders.

         The total amount of bonuses available under the IPKE is a bonus pool equal to 2 1/2% of consolidated income, before income taxes and securities gains, for the performance year. Guideline percentages of base salary are set, increasing as the executives' pay grades increase. The Chief Executive Officer, at his discretion, allocates a portion of the annual bonus pool to each business unit. The manager of each business unit recommends how this allocated amount should be distributed to individual participants in the business unit. Individual awards above or below guideline percentages are generally based upon the participant's management level and performance during the performance period. The business unit manager's recommendations are reviewed and approved or adjusted by the Chief Executive Officer. These recommendations are then presented to the Committee for final review and approval. The Committee grants individual bonuses above or below guideline percentages based upon the Committee's judgment, after reviewing the recommendation of the Chief Executive Officer, as to individual performance and relative levels of responsibility.

         Before 1994, IPKE bonuses were calculated and awarded in December of the performance year based upon year-end projections. For 1994, however, the Chief Executive Officer recommended, and the Committee approved, deferral of calculation and award of IPKE bonuses for 1994 performance until March, 1995. This will allow management and the Committee to base the awards upon final, rather than projected, performance results for the year. Therefore, no IPKE awards for the 1994 performance year have been calculated and they are not reported in this Proxy Statement. IPKE awards granted in 1995 for 1994 performance for the named executive officers will be reported in the proxy statement for the 1996 annual meeting.

         Executive officers are also eligible to receive annual bonuses under the Corporation's Profit Sharing Plan and Cash Bonus Plan, which are plans with fixed profit sharing formulas in which all eligible employees of the Corporation participate and which are not administered by the Committee.

         LONG-TERM INCENTIVES

         Long-term incentives are provided in the form of cash awards under the Corporation's LTIP and grants of stock options under the SIP. In keeping with the Corporation's commitment to provide a total compensation package which places a significant amount of pay "at-risk", long-term incentives, together with awards under the IPKE, comprise approximately 40% of the value of an executive's total compensation package if the Corporation meets its target performance levels.

         The Corporation's LTIP applies to a group of key executives approved by the Committee that is much smaller than the group eligible for IPKE and SIP awards. It is intended to provide incentive compensation to participants based on the Corporation's ability to sustain target levels of performance over a 3-year performance cycle. Under the formulas in effect for 3-year cycles ending in 1994 and 1995, LTIP awards are based on target percentages (ranging from 10% to 35%) of each participant's average base salary over the 3-year performance cycle. If the Corporation does not achieve a threshold average ROE set by the Committee over the 3-year performance cycle, no payouts are made under the LTIP. When the Corporation's average ROE exceeds the threshold level, the target payouts to participants are adjusted by a factor (ranging from 0% to 140%) based on the Corporation's financial performance compared to a peer group, as measured by ROAA, and based upon the Corporation's asset growth over the period. Relative ROAA and growth of assets are equally weighted in the payout determination. In addition, LTIP awards to participants may be adjusted by the Committee based on each individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance). In the Committee's judgment, these performance measures are closely linked to stockholder value creation and reinforce desired long-term strategies and performance.

         The peer group used for LTIP purposes is comprised of regional bank holding companies similar to the Corporation in size, performance and nature of operations. The group, which is updated and approved annually by the Committee, includes some, but not all, of the companies in the S&P Major Regional Bank Index.

         The Corporation has completed the 1992-1994 performance cycle. The Corporation's average ROE for the period was 13.96%, which did not exceed the current threshold level for awards to be earned. Accordingly, no awards will be payable for the 1992-1994 cycle.

         The amounts of the LTIP payouts determined by the Committee in 1994 with respect to the named executive officers for the 1991-1993 cycle are reported in the "Summary Compensation Table" in this proxy statement. The formula for calculating LTIP payouts for the 1994-1996 performance cycle is described under "Long-Term Incentive Plans - Awards in Last Fiscal Year" in this proxy statement.

         Under the SIP approved by the stockholders, stock options are granted at an option exercise price not less than the fair market value of the Corporation's stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the enhancement of stockholder value over the long term and encourages equity ownership in the Corporation.

         Guidelines for setting the size of stock option grants were set by the Committee at the time the SIP was established, based on the recommendation of an independent consultant. The guideline for stock option grants is a percentage of base salary (ranging from 10% to 85%), based upon officer grades (increasing as grade increases), resulting in a dollar target which is then converted into the target number of shares by dividing the dollar target by the Corporation's stock price on the date of grant. The size of individual annual awards is increased or decreased from the guideline level based on individual performance at the sole discretion of the Committee.

         CHIEF EXECUTIVE OFFICER'S COMPENSATION

         Mr. Dods has been Chief Executive Officer of the Corporation since October, 1989. In addition to his corporate responsibilities, Mr. Dods is regarded as one of Hawaii's premier business leaders and is also respected for his numerous community, charitable and educational activities. His involvement in these activities has contributed considerably to the favorable image of the Corporation in the community.

BASE SALARY      In December, 1993, the Committee reviewed Mr. Dods'
performance and concluded that his management performance was outstanding and that well-conceived plans were executed, including corporate acquisitions and the development of a new corporate headquarters building. Based on those factors and the Corporation's sustained financial performance during a difficult economic period, the Committee concluded that a merit increase in base salary was warranted. However, in view of the economic conditions facing the Corporation and the emphasis on cost controls, Mr. Dods requested that his base salary and the base salaries of the other 4 executive officers listed in the Summary Compensation Table, Messrs. Hoag, Karr, Ching and Horner, not be increased for 1994. Accordingly, the Committee set Mr. Dods' base salary at $625,000 for 1994, which is the same as it was in 1993. The base salaries for the other key officers noted above also were set at 1993 levels. In mid-1994, however, Mr. Horner's salary was increased, due to a promotion and increased responsibilities.

ANNUAL INCENTIVES         As stated above, IPKE payments for 1994 have not yet
been determined. The IPKE payment for Mr. Dods to be granted in 1995 for 1994 performance will be reflected in the proxy statement for the 1996 annual meeting. Mr. Dods received a cash bonus of $14,254 for 1994 from the Corporation's Cash Bonus Plan in which all eligible employees participate and receive payments based on the formulas set forth in the Plan.

LONG-TERM INCENTIVES      In March, 1994, Mr. Dods received options to purchase
22,000 shares pursuant to the SIP, as set forth in the table under the section "Option Grants in Last Fiscal Year." This award was based upon the SIP's guideline percentage of base salary, and the number of shares was rounded up to the closest 1,000 shares. The Committee has determined that in its judgment the number of options granted was appropriate in light of other elements of compensation awarded and would serve the objective of directly linking a significant portion of Mr. Dods' compensation to future creation of stockholder value.

         Mr. Dods also received a payout of $306,822 under the LTIP in 1994 based on the Corporation's financial performance for the 1991-1993 performance cycle. As discussed above, based on the Corporation's performance for the 1992-1994 cycle, Mr. Dods will not receive an LTIP payout for this cycle.

         POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

         Section 162(m) of the Internal Revenue Code generally limits the deductibility by corporations of compensation in excess of $1,000,000 paid to certain executive officers beginning in 1994, unless certain requirements are met. The Committee continues to consider the impact of this new tax code provision on the Corporation, and, in due course, will review its compensation programs for the executive officers subject to the deduction limit while preserving its focus on performance-driven compensation.


                                       Executive Compensation Committee


                                       Robert J. Pfeiffer, Chairman
                                       Julia Ann Frohlich
                                       Glenn A. Kaya
                                       Bert T. Kobayashi, Jr.
                                       Fred C. Weyand

STOCKHOLDER RETURN PERFORMANCE GRAPH

         The attached Comparison of Five-Year Cumulative Total Stockholder Return performance graph compares the cumulative total stockholder return (stock price appreciation and reinvestment of dividends) on the Corporation's common stock during the last five years as compared to the S&P Major Regional Bank Index and the broader S&P 500 Index.

        First Hawaiian, Inc.
        100           81           118           128           115           115
________________________________________________________________________________

        S&P 500 Index
        100           97           126           136           150           152
________________________________________________________________________________

        S&P Major Regional Bank Index
        100           71           127           163           172           163
________________________________________________________________________________

*Total return assumes reinvestment of dividends and $100 invested on December 31, 1989 in the First Hawaiian, Inc. common stock, S&P 500 Index and S&P Major Regional Bank Ruler.

CERTAIN TRANSACTIONS

         The total amount of loans outstanding to directors and executive officers of the Corporation from the Bank aggregated $1,557,878 at December 31, 1994. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

         The following schedule shows detailed information on loans made by the Corporation to those Directors (including nominees) and executive officers of the Corporation whose aggregate indebtedness exceeded $60,000 at any time during 1994. All loans are secured by real estate mortgages or are consumer credit lines:

                                                                           Aggregate
                                                 Largest                  Indebtedness              Interest
                                                Aggregate                 Outstanding                 Rate
                                              Indebtedness                December 31,                 Per
    Name and Title                               in 1994                      1994                    Annum
    --------------                            ------------                ------------              --------
John W. A. Buyers                              $  984,523                 $  971,121               5.000%-6.375%
Director

Philip H. Ching                                $  440,995                 $  430,161               5.000%-9.600%
Executive Vice President

John C. Couch                                  $2,112,387                 $1,993,915               5.000%-9.500%
Director

Walter A. Dods, Jr.                            $1,257,461                 $1,242,226               5.000%-9.600%
Chairman,Chief
Executive Officer
and Director

David M. Haig                                  $1,221,214                 $1,115,477                      8.000%
Director

John A. Hoag                                   $  354,127                 $  342,900               6.000%-9.600%
President and Director

Donald G. Horner                               $  464,766                 $  443,441               5.000%-9.600%
Executive Vice President

Howard H. Karr                                 $  526,504                 $  519,124               5.000%-9.600%
Executive Vice President
and Treasurer

Bert T. Kobayashi, Jr.                         $  867,098                 $  838,365               5.000%-6.000%
Director

Dr. Richard T. Mamiya                          $2,696,597                 $2,654,613               5.000%-9.125%
Director

Dr. Fujio Matsuda                              $  413,308                 $  387,577               5.000%-7.625%
Director

Dr. Roderick F. McPhee                         $  371,968                 $  283,957               5.625%-8.000%
Director

John K. Tsui                                   $  458,000                 $  456,996               4.500%-8.000%
Vice Chairman

         The Bank leases a parcel of land, on which a branch of the Bank is located, from the Estate of S.M. Damon pursuant to a lease commencing July 1, 1967. This lease is for a term of 50 years, requiring the payment of a fixed annual rent of $95,713 annually from July 1, 1993 to June 30, 1997. Rents thereafter are to be fixed for each of two succeeding 10-year periods by agreement or failing agreement by appraisal. Messrs. Haig, Weyand, Ganley and Dods are Directors of the Corporation and the Bank and Trustees of the Estate. Management of the Corporation believes that this transaction is as favorable to the Corporation and the Bank as that which would have been obtainable in transactions with persons or companies not affiliated with the Corporation or the Bank.

         The Bank leases 4,178 square feet of office space to the Estate of S.M. Damon in a downtown Honolulu office building in which the Bank's headquarters are temporarily located pending the construction of a new headquarters building. The Estate leased 4,031 square feet in the old headquarters building at $2.00 per square foot per month for the period ending April 30, 1997. In consideration of the Estate and other tenants of the old headquarters building agreeing to temporarily relocate their offices to allow for construction of the new building, the Bank offered the Estate and 3 other unrelated tenants comparable space in the temporary location at the same aggregate rent as previously applied in the old building. Management of the Corporation believes that, while the rent charged to the Estate and the other tenants may not be market rate rents for the temporary location, the temporary arrangements made for the Estate described above are as favorable to the Corporation and the Bank as those that would have been obtainable in a similar transaction with persons or companies not affiliated with the Corporation or the Bank.


                               CHARTER AMENDMENTS

         The Board of Directors believes, for the reasons set forth below, that it is advisable and in the best interests of the Corporation's stockholders to amend the Corporation's Certificate of Incorporation (the "Charter") by approving the amendments to the Charter described below (collectively, the "Charter Amendments"). The Charter Amendments would effect the following changes to the Charter:

         (i) create a new class of preferred stock (the "Preferred Stock") consisting of 50,000,000 shares of a par value of $5.00 each, which may be issued from time to time in one or more series in the future (the "Preferred Stock Amendment");

         (ii) eliminate Article Ninth of the Charter, which currently requires the Board of Directors, upon any increase in the authorized capital stock of the Corporation, to offer to stockholders preemptive rights to subscribe for such additional shares of capital stock (the "Preemptive Rights Amendment"); and

         (iii) eliminate the right of holders of the Common Stock to act by written consent in lieu of a stockholders' meeting (the "Consent Amendment").

         Each of the Charter Amendments will be voted on separately by stockholders and the adoption of any of the Charter Amendments is not contingent on the adoption of any of the other Charter Amendments. The affirmative vote of a majority of the votes entitled to be cast by the holders of all of the outstanding shares of Common Stock is required to approve each Charter Amendment. Accordingly, abstentions and broker non-votes as to any Charter Amendment will have the same effect as votes against such Charter Amendment. The full text of the proposed Charter Amendments is attached as Appendix I to this Proxy Statement and incorporated herein by reference.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF EACH OF THE CHARTER AMENDMENTS, DESIGNATED AS PROPOSALS 3, 4 AND 5 ON YOUR PROXY CARD.

PREFERRED STOCK AMENDMENT

         The Charter currently authorizes the Corporation to issue 100,000,000 shares of Common Stock having a par value of $5.00 each. The Preferred Stock Amendment would increase the number of shares of stock which the Corporation is authorized to issue to 150,000,000 shares of a par value of $5.00 each and would divide such shares into two classes: 100,000,000 shares which would be designated as shares of Common Stock, and 50,000,000 shares which would be designated as shares of Preferred Stock. The Preferred Stock Amendment would provide the Board of Directors with the authority (without action by the stockholders, unless such action is required for a particular transaction by applicable law or the rules of NASDAQ) to issue shares of Preferred Stock in one or more series from time to time in the future and to determine the voting rights, designations, preferences as to dividends and in liquidation (including any preferences or priorities over the Common Stock as to the payment of dividends or upon liquidation), conversion and other rights, qualifications, limitations and restrictions of each such series at the time of the issuance thereof. The Preferred Stock Amendment would not affect the number of authorized or outstanding shares of Common Stock or change the terms of the Common Stock as set forth in the Charter.

         The Board of Directors believes that it is in the best interests of the Corporation and its stockholders to create a class of Preferred Stock so that shares of Preferred Stock will be available for issuance from time to time in the future in connection with possible future financing programs and acquisitions and for other general corporate purposes. Having such authorized shares of Preferred Stock available for issuance in the future will give the Corporation significantly greater flexibility than it now has to take advantage of opportunities to obtain additional capital on favorable terms, to use different types of capital stock as consideration for possible acquisitions, and to take advantage of other corporate opportunities. The Preferred Stock Amendment would, for example, permit the Corporation to strengthen and expand its capital base by issuing securities that qualify as additional Tier 1 or core capital under the Federal Reserve Board's regulatory capital rules without diluting the voting or equity interests of existing holders of the Corporation's Common Stock.

PREEMPTIVE RIGHTS AMENDMENT

         The Charter currently provides that, upon any increase in the authorized capital stock of the Corporation, except for stock issuances in connection with certain mergers or acquisitions or as otherwise provided by resolution of the stockholders of the Corporation, the Board of Directors must first offer the additional authorized stock pro rata to all current stockholders of record. The Preemptive Rights Amendment would delete Article Ninth of the Charter in order to eliminate these "preemptive rights" of the Corporation's stockholders to subscribe for such additional authorized stock.

         Complying with the preemptive rights provision in the Charter generally involves considerable delay and substantial expense to the Corporation, because in most situations the Corporation must either initiate and complete a rights offering, or solicit and obtain stockholder consents to a waiver of the preemptive rights, before issuing any shares of capital stock. Among other things, this may limit the Corporation's flexibility to take advantage of opportunities to raise capital for business growth or to finance acquisitions that may become available in the rapidly changing financial markets, and may also limit some of the benefits that the Corporation could otherwise obtain (as described above) from the approval and adoption of the Preferred Stock Amendment. The elimination of preemptive rights from the Charter will also give the Corporation the option to use unissued stock, rather than open market purchases, for its benefit plans and its dividend reinvestment plan, thus providing another vehicle for raising capital necessary to expand the Corporation's business.

         Historically, preemptive rights originated when companies were small and had relatively few stockholders and market liquidity was limited. Their primary purpose was to preserve the stockholders' proportionate interests in their corporation. Today, however, there exists a broad base of corporate ownership and a ready market for the stock of such corporations. Stockholders wishing to maintain or increase their holdings in the Corporation may do so through market purchases on NASDAQ, or through the Corporation's dividend reinvestment plan without paying brokerage commissions.

         Over the past several decades, virtually every major U.S. corporation which had a preemptive rights provision in its charter has acted to eliminate it, and the Corporation believes that it is now one of the few remaining publicly-traded U.S. companies to have a preemptive rights provision in its charter.

CONSENT AMENDMENT

         Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, any action which is required or permitted to be taken at an annual or special meeting of stockholders may instead be taken without prior notice, without a meeting and without a vote if a written consent setting forth the action to be taken is signed by the holders of outstanding shares of stock having at least the number of votes that would be required to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. The Charter currently does not restrict the rights of holders of Common Stock to act by written consent in lieu of a stockholders' meeting, as permitted by Delaware law. The Consent Amendment would amend the Charter to eliminate the right of holders of Common Stock to act by written consent in lieu of a stockholders' meeting.

         Accordingly, holders of Common Stock would be able to act only at an annual meeting or at a special meeting (which under the Corporation's Bylaws as currently in effect may be called only by the Board of Directors, the Chairman of the Board or the President or upon the written request of holders of at least 25% of the outstanding shares of Common Stock). By requiring that actions by holders of Common Stock be taken only at a meeting, the Consent Amendment ensures that all of the Corporation's stockholders will have the opportunity to consider any matter that could affect their rights. The Board of Directors believes it is appropriate and important for the Corporation's stockholders to be afforded the protection of notice and a meeting in connection with significant corporate actions by some stockholders that may affect the interests of all stockholders.

POSSIBLE EFFECTS OF CHARTER AMENDMENTS

      The Corporation has no current plans to issue Preferred Stock in the event that the Preferred Stock Amendment and the Preemptive Rights Amendment are approved. However, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, and the elimination of the preemptive rights of existing stockholders to acquire such shares or rights, could be used by the Corporation in the future, subject to the Board's fiduciary duties to the stockholders, to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a proposed business combination by including class voting rights that would enable the holders of shares of such series to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the holders with respect to specified matters, subject in each case to any applicable requirements of NASDAQ. In addition, the approval of the Preferred Stock Amendment together with the Preemptive Rights Amendment would enable the Corporation to adopt a shareholders' rights plan providing for the issuance of Preferred Stock purchase rights to holders of the Common Stock. Shareholders' rights plans are generally designed to deter coercive or abusive takeover tactics and other takeover attempts that the Board determines are not in the best interests of stockholders; such plans typically provide that upon the occurrence of certain triggering transactions by a potential acquiror not approved in advance by the board of directors, all of the corporation's stockholders (other than the potential acquiror) will have the right to purchase additional common stock or preferred stock (or in certain cases, common stock of the acquiror) at a substantial discount. The Board of Directors has no plans at this time to adopt a shareholders' rights plan, although it reserves the right to adopt such a plan in the future if it determines, based upon circumstances at that time, that it is in the stockholders' best interests to do so. Any of the foregoing actions by the Board of Directors would be subject to the Board's fiduciary duties under applicable law to act in a manner that the Board determines to be in the best interests of the Corporation and its stockholders. However, such actions could have the effect of discouraging a hostile acquisition attempt that some stockholders might wish to accept.

       If the Consent Amendment is adopted, a single majority stockholder or group of stockholders would no longer be able to take unannounced action. The inability of a majority stockholder or group of stockholders to act without a meeting might adversely affect the decision of such person or group to purchase voting securities of the Corporation. For example, a person may be discouraged or deterred from attempting to obtain control of the Corporation if a necessary element of such program is to take action immediately and without any prior notice to the other stockholders of the Corporation.


                              ELECTION OF AUDITOR

         The Board of Directors, on recommendation of the Joint Audit Committee, recommends the re-election of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as Auditor of the Corporation to serve for the ensuing year. Coopers & Lybrand has served the Corporation in the capacity of independent Auditors since 1973. Proxies in the accompanying form will be voted for the election of Coopers & Lybrand unless a contrary specification is indicated therein, in which event they will be voted as specified. Election of the Auditor requires the affirmative vote of a majority of the shares present or represented at the meeting. Under the Corporation's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have the effect of votes in opposition to the election of Coopers & Lybrand.

         It is expected that representatives of Coopers & Lybrand will be at the Annual Meeting and will be available to respond to questions and make a statement if they choose.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF COOPERS & LYBRAND AS AUDITOR.

OTHER BUSINESS

         At the date of this proxy statement, management does not know of any business to be presented at the Annual Meeting other than the matters set forth above. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.


                         STOCKHOLDER PROPOSALS FOR 1996

         Proposals of stockholders intended to be presented at the 1996 Annual Meeting of the Corporation must be received by the Corporate Secretary of the Corporation on or prior to November 3, 1995.



                                       BY ORDER OF THE BOARD OF DIRECTORS
                                          FIRST HAWAIIAN, INC.
                                            Herbert E. Wolff
                                            Senior Vice President and Secretary

Dated:  March 1, 1995

A COPY OF THE ANNUAL REPORT OF THE CORPORATION ON FORM 10-K TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PRIOR TO APRIL 1, 1995, WILL BE AVAILABLE AFTER THAT DATE TO EACH STOCKHOLDER UPON WRITTEN REQUEST THEREFOR.



                                   APPENDIX I

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              FIRST HAWAIIAN, INC.

                                   * * * * *

                     Pursuant to Section 242 of the General

                    Corporation Law of the State of Delaware

                                   * * * * *

         First Hawaiian, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter, the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Corporation held on February 16, 1995, resolutions were adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable, and directing that said amendments be considered at the annual meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendments is as follows:

                 "RESOLVED, that the Board of Directors of the Corporation hereby declares it advisable that Article Fourth of the Certificate of Incorporation of the Corporation be amended by deleting said article in its entirety and by substituting in lieu thereof the following:

         'Fourth. The total number of shares of stock which this corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares having a par value of Five Dollars ($5.00) per share, divided into two classes: One Hundred Million (100,000,000) shares designated as Common Stock (hereinafter, the "Common Stock"); and Fifty Million (50,000,000) shares designated as Preferred Stock (hereinafter, the "Preferred Stock"). The Board of Directors of the corporation is authorized to fix, by resolution or resolutions, the designation of each series of Preferred Stock and the voting rights, preferences as to dividends and in liquidation, conversion and other rights, qualifications, limitations and restrictions thereof and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.'

and

         RESOLVED, FURTHER, that the Board of Directors of the Corporation hereby declares it advisable that the Certificate of Incorporation of the Corporation be amended by repealing Article Ninth thereof in its entirety and by substituting in lieu thereof the following:

         'Ninth. Holders of the Common Stock may not take any action that is required or permitted to be taken by them at an annual or special meeting of such stockholders without a meeting, without prior notice or without a vote, and the right of the holders of the Common Stock to act by written consent in lieu of a meeting is expressly denied.

         SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Certificate of Incorporation were voted in favor of the amendments.

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this Certificate to be signed by its_____________ and attested to by its____________this_________day of____________, 1995.



                                       FIRST HAWAIIAN, INC.

                                       By: ____________________________________
                                           Name:
                                           Title:
(Corporate Seal)

ATTEST:

_____________________________
Name:
Title:

First Hawaiian, Inc.                                    THIS IS YOUR PROXY FORM
- -------------------------------------------------------------------------------

                                    PROXY
      PROXY SOLICITED BY THE BOARD OF DIRECTORS OF FIRST HAWAIIAN, INC.
                       ANNUAL MEETING - APRIL 20, 1995

The undersigned hereby appoints R.F. McPHEE, R.J. PFEIFFER, and F. MATSUDA, and each of them, each with full power of substitution, the proxies of the undersigned to attend the Annual Meeting of Stockholders of FIRST HAWAIIAN, INC. (the "Corporation") to be held at 9:30 o'clock A.M., Hawaiian Standard Time, on April 20, 1995 in the 20th floor Dining Room of THE PLAZA CLUB, 900 Fort Street, Honolulu, Hawaii, and any adjournments thereof, and to vote at said meeting and any adjournments thereof all shares of stock of the Corporation standing in the name of the undersigned, as instructed on the reverse side, and in their judgment on any other business which may properly come before said meeting.

               (To Be Continued And Signed On The Reverse Side)


[X] Please mark your
    votes as in this
    example

1. ELECTION         [ ] FOR all nominess        [ ] WITHOLD AUTHORITY
   OF                   listed at right
   DIRECTORS

     NOMINEES: Julia Ann Frohlich, John A. Hoag, Bert T. Kobayashi, Jr.
               Fred C Weyand and Robert C. Wo

*(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

2. Fix the total number of Directors at fifteen.

                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. Amend the Corporation's Certificate of Incorporation to increase the number of shares of authorized capital stock of the Corporation by authorizing 50,000,000 shares of a new class of preferred stock, par value $5.00.

                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

4. Eliminate Article Ninth of the Certificate of Incoporation which upon any increase in authorized capital stock of the Corporation requires the offer to stockholders of preeemptive rights.

                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

5. Add a new Article to the Certificate of Incorporation to eliminate the ability of stockholders of the Corporation to take action by written consent in lieu of a meeting.

                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

6. Proposal to approve the election of Coopers & Lybrand L.L.P. as Auditor:

                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

THIS PROXY WILL BE VOTED UPON AS DIRECTED, BUT IF NO DIRECTION IS SPECIFIED, IT WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5 AND 6.

Signature ____________ Date ________ Signature _________________ Date _________
                                                IF HELD JOINTLY

NOTE: Stockholder(s) should sign above exactly as name(s) appears hereon. But minor discrepancies in such signatures shall not invalidate their proxy; if more than one Stockholder, all should sign.